Exhibit 99.3

Employee Talking Points
for Departmental Managers

•	By now, most of have heard Marty’s audix. If not, I encourage you to listen to it soon, or go to inside.bandag, where we have posted the text of his message.

•	For any one who may not have heard the news yet, briefly it is that Bandag and Bridgestone Americas Holding jointly announced an agreement pursuant to which Bridgestone Americas will acquire all outstanding shares of Bandag stock for $50.75 per share. In other words, Bandag is going to be a wholly owned subsidiary of Bridgestone Americas.

•	As you can clearly hear in Marty’s audix, this proposed business combination is good news for Bandag, its employees, its dealers, customers and shareholders, because this new relationship enables Bandag to position itself for continued prosperity in a changing marketplace.

•	With ever-increasing operating costs, customers today are less worried about the price of an individual tire and more focused on comprehensive tire management solutions.

•	To keep pace with the market and prepare for the future, it is critical that our business model continually evolve. We had begun changing our business model with the reorganization that began last April. Then this opportunity came along from Bridgestone, creating an even better long term opportunity for us.

•	Ultimately, this business combination will provide customers with a total tire offering, a streamlined way to manage their needs throughout a tire’s life cycle.

•	No doubt, you have many questions, only a few of which we can answer for you now.

o	Answers to some of the basic questions have been posted in an FAQ (frequently asked questions) on the Bandag intranet site.
o	Copies of this FAQ are also being provided to you along with a letter for you to share this news with your family.

•	Because the transaction must first be approved by Bandag shareholders and undergo regulatory review, the two companies are limited by law in the steps they can take to integrate the businesses.

•	For this reason we don’t have answers to many of your questions about future operations.

•	We understand the difficulties of uncertainty, and we are committed to answering these questions as soon as we can. As soon as the answers are available, we will share them with you.

•	What we can tell you today is that:

o	First, this transaction is about opportunity, not about cost-cutting.

—	Being part of Bridgestone Americas enables Bandag retreads and vehicle services, and Bridgestone truck and bus tires to enter a very competitive arena with a combined offering that can be adapted to markets all over the world.
o	Second, this is a transaction based on strengths...
—	Bandag and Bridgestone are both leaders in their respective industries.
—	Bandag’s strengths in retreading technology and our passion for serving customers will be able to flourish in a strategic new business unit that Bridgestone Americas has created especially for the addition of our business to theirs.
o	Third, Bandag and its powerful brand will continue.
—	Our new parent company has acknowledged that value in the offer they made, and Bandag will be positioned and thrive as a major new business unit, operating under the Bandag name.
o	Fourth, joining these two organizations is a natural fit.
—	In the US and Canada, Bandag and Bridgestone Americas share very similar distribution networks.
—	Outside the U.S. and Canada, each of us has a global presence that will enable the combined company to identify and leverage potential synergies.
—	Together our technological strengths, distribution networks, and the talents and skills of the people in each organization will continue to lead our respective industries in global markets.

•	As Marty Carver said to the entire Bandag organization when this agreement was announced, this new relationship positions Bandag for continued prosperity in a changing marketplace.

•	Continuing change in the industry is what makes this such a tremendous opportunity for Bandag and Bridgestone Americas, and the powerful future that Bandag employees so rightly deserve.

•	As I mentioned a few moments ago, the text of Marty’s audix and the employee FAQ have been posted on inside.bandag.

•	In addition, the press release announcing and explaining the transaction can be found on both the Bandag website, www. Bandag.com, and the Bridgestone Americas Web site, www.Bridgestone-Firestone.com.

•	In closing, let me reiterate that we are deeply committed to sharing information with you as it becomes available.

•	And now, I will do my best to answer the questions you do have...

In connection with the proposed combination of Bandag, Incorporated and Bridgestone Americas Holding, Inc. (the Merger), Bandag will file with the Securities and Exchange Commission (the “SEC”), and will furnish to its shareholders, a proxy statement. Bandag shareholders are advised to read the proxy statement when it is finalized and distributed, because it will contain important information about the proposed Merger. Shareholders will be able to obtain, free of charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at www.sec.gov. Shareholders will also be able to obtain a free copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Bandag, 2905 N. Hwy. 61 Muscatine, IA 52761, Attention: Corporate Secretary, telephone (563) 262-1260, or from Bandag’s website, www.bandag.com.

Bandag and certain of its directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from shareholders of Bandag in favor of the proposed Merger. Information regarding the persons who may be considered “participants” in the solicitation of proxies will be set forth in Bandag’s proxy statement. Information regarding certain of these persons and their beneficial ownership of Bandag common stock as of January 31, 2006, is also set forth in the Schedule 14A filed by Bandag with the SEC on April 17, 2006.